Exhibit 99.1

NEWS RELEASE RARE ELEMENT RESOURCES LTD. OTCQB: REEMF January 21, 2021 Ref: 01-2021

Rare Element Resources named U.S. Department of Energy funding recipient for Rare Earth Separation and Processing Demonstration Project

DoE selects General Atomics and Rare Element consortium for $21.9 million in funding to advance commercial grade demonstration project

January 21, 2021 – Littleton, Colorado – Rare Element Resources Ltd. (the “Company”) (OTCQB: REEMF) is pleased to announce that formal notice has been received from the U.S. Department of Energy (“DoE”) that General Atomics, an affiliate of Synchron, the Company’s largest shareholder, along with Rare Element Resources, Inc. (“RER”), a wholly-owned subsidiary of the Company, have been selected to enter negotiations in relation to a financial award under the Critical Materials Funding Opportunity Announcement (“FOA”) for the engineering, construction and operation of a rare earth separation and processing demonstration plant.

RER, along with partners General Atomics and affiliates, and LNV, an Ardurra Group, Inc. Company, as engineering and construction subcontractor, submitted a formal proposal to the DoE in response to a published FOA in mid-2020 for the construction and operation of a rare earth separation and processing plant utilizing proprietary technology to produce commercial grade products. The DoE funding represents one-half of the total estimated costs for the project and is contingent upon the negotiation of mutually agreeable documents which is expected to be completed within 60-90 days.

Randall Scott, President and CEO of the Company stated, “We are very pleased that the Department of Energy has taken decisive action to advance a domestic rare earth supply chain through the Advanced Manufacturing Office’s funding initiatives and now has selected our team’s proposal as a critical materials large scale project. We stand ready to meet all the pre-award requirements to finalize the financial award within the coming weeks. Once this is completed, we will progress our team’s plans for the timely design, construction, and operation of the plant, utilizing our proprietary technology.” Mr. Scott added, “This funding evidences the federal government’s commitment to secure an American supply chain as we face Chinese dominance in the rare earth market. The Company remains focused on being the next domestic rare earth producer, and the DoE funding will provide key support to advance this goal through this demonstration project.”

The demonstration plant will process the already stockpiled high-grade ore from RER’s Wyoming Bear Lodge Project. The Company anticipates that, once funding is secured, the demonstration plant design will be finalized and followed by construction within a period of 18-24 months. Operations to process and separate rare earth elements from the stockpiled ore will follow for an additional 12-month period.

Synchron, UIT and General Atomics are privately held companies engaged in the development and production of advanced technology products and systems for the energy and defense sectors.

Rare Element Resources Ltd. is a publicly traded, strategic materials company focused on delivering rare earth products for technology, energy and defense applications by advancing the Bear Lodge Critical Rare Earth Project in northeast Wyoming. Bear Lodge is a significant mineralized district containing many of the less common, more valuable, critical rare earths that are essential for high-strength permanent magnets, electronics, fiber optics, laser systems for health and defense, as well as many technologies like electric vehicles, solar panels and wind turbines.

Please contact Randy Scott at +1 720-278-2460 or rscott@rareelementresources.com, for additional information.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada. Except for statements of historical fact, certain information contained herein constitutes forward-looking statements. Forward-looking statements are usually identified by our use of certain terminology, including “will,” “believes,” “may,” “expects,” “should,” “seeks,” “anticipates,” “plans,” “has potential to,” or “intends,” or by discussions of strategy or intentions. Such forward-looking statements include statements regarding the negotiation of definitive documents in relation to the award for the engineering, construction and operation of the demonstration plant, the expected timing for such negotiations, plans and timing for the financing, design, construction, and operation of the plant, and the Company’s goal of being the next domestic rare earth producer. Factors that could cause actual results to differ materially include, but are not limited to, the ability of the parties to negotiate definitive documents, the ability of the Company to secure additional funding for the demonstration plant, the ability to obtain demonstration plant licensing, successful further permitting activities for the Bear Lodge Project, the availability of sufficient capital for the future development and operations of the Company, and other matters discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and our other periodic and current reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and available on www.sec.gov and with the Canadian securities commissions available on www.sedar.com. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other uncertainties and risk factors set out in our filings made from time to time with the SEC and the Canadian regulators, including, without limitation, our reports on Form 10-K and Form 10-Q. Any forward-looking statement made by us in this news release is based only on information currently available to us and speaks only as of the date on which it is made. While we may elect to update our forward-looking statements at any time, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.